NEWS RELEASE

For Information: Robin Brown Executive Vice President (803) 951-0507 rbrown@firstcommunitysc.com

First Community Bank Welcomes First South Customers

Lexington, SC, September 29, 2014 – First Community Bank today announces that it has completed the acquisition of approximately $40 million in deposits and $8.7 million in loans from Spartanburg-based First South Bank. This represents all of the deposits and a portion of the loans at First South’s Columbia banking office located on Main Street. These accounts have been transferred to First Community’s new downtown office at 1213 Lady Street.

Since the acquisition was first made public in June, officials from both banks have worked to ensure a smooth transition for customers. Mike Crapps, First Community President and CEO, commented on the transaction by saying, “We are pleased to welcome these First South customers and look forward to serving them with our unique style of banking and an expanded network of services throughout the Midlands.”

This announcement continues a period of market growth for First Community including the acquisition of Savannah River Banking Company in Aiken, South Carolina and Augusta, Georgia earlier this year, the opening of its first downtown Columbia location, and a ground breaking next month for a new banking office in Blythewood.

First Community Bank, founded in 1995 and headquartered in Lexington, South Carolina, is a wholly owned subsidiary of First Community Corporation (NASDAQ: FCCO). First Community is a full service commercial bank offering deposit and loan products and services for businesses and consumers, residential mortgage lending, and financial planning/investment advisory services.  First Community has a network of 14 banking offices located in the Midlands of South Carolina, Aiken, South Carolina and Augusta, Georgia.

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